Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

New Source Energy Partners, L.P.
Oklahoma City, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-186673) of New Source Energy Partners, L.P. of our report dated April 4, 2014, relating to the consolidated financial statements of New Source Energy Partners, L.P., which appears in this Form 10-K.

/s/ BDO USA, LLP
Austin, Texas
April 4, 2014